Exhibit 99.1
Martin Midstream Partners
Q4 2007 Earnings Conference Call
March 6, 2007
9:00 a.m. ET
Participants
Robert Bondurant, CFO
Ruben Martin, CEO
Chris Booth, General Counsel
Donald Neumeyer, COO
Presentation
Operator
Greetings and welcome to the Martin Midstream Partners Fourth Quarter 2007 earnings conference call. [Operator Instructions] As a reminder, this conference is being recorded.
It is now my pleasure to introduce your host, Mr. Bob Bondurant, Chief Financial Officer for Martin Midstream Partners. Thank you Mr. Bondurant, you may begin.
Robert Bondurant — Martin Midstream Partners — CFO
Thank you, Anthony. To let everyone know who’s on the call today we have Ruben Martin, Chief Executive Officer and director of the Company, Chris Booth, our General Counsel, and Don Neumeyer, Chief Operating Officer.
Before we get started with my business comments, I need to make this disclaimer. Certain statements made during this conference call may be forward-looking statements relating to financial forecasts, future performances, our ability to make distributions to unit holders, as well as any other statements that are not historical fact. The words anticipate, estimated, expect and similar expressions are intended to be among the statements that identify forward-looking statements made during the call. We report our financial results in accordance with generally-accepted accounting principles and use certain non-GAAP financial measures within the meanings of the SEC Regulation G, such as distributable cash flow and EBITDA. We use these measures because management believes it might provide users of our financial information with meaningful comparisons between current results and prior reported results, and it can be a meaningful measure of the partnership’s cash available to pay distributions. Distributable cash flow should not be considered an alternative to cash flow from operating activities. Furthermore, distributable cash flow is not a measure of financial performance or liquidity under GAAP or a substitute for comparable metrics provided in accordance with GAAP and should not be considered in isolation as an indicator of our performance. We also included in our press release yesterday a reconciliation of distributable cash flow to the most direct comparable GAAP financial measure. Both our earnings press release and our 2007 10-K is available at our website www.martinmidstream.com.
Now, with that out of the way, I’d like to comment on our fourth quarter performance. For the fourth quarter, we had net income of $7.7 million or $0.49 per limited partner unit. However, in the fourth quarter because of certain commodity and interest rate hedges that did not qualify for hedge accounting, our earnings were negatively impacted by $1.9 million or $0.13 per limited partner unit. So, without this non-cash charge our earnings would have been $0.62 per limited partner unit, which would have exceeded the average research analyst estimate of $0.56 by $0.06 per limited partner unit.
As with other MLPs, the most important measure of our performance is distributable cash flow. Our distributable cash flow for the fourth quarter was $12 million, and our distributable cash flow for the full year of 2007 was $45.6 million. Our annual 2007 distributable cash flow covered our 2007 distributions by 1.2 times. This continued strong distributable cash flow performance allowed us to increase our last distribution by another $0.02 per quarter or another $0.08 per year. This was our fifth consecutive quarterly distribution increase. We have grown our cash distributions by 13% year-over-year, while increasing our overall distribution coverage.
In our terminalling and storage segment, our operating income for both the third and fourth quarter was $2.6 million. However, when we add back depreciation expense to both quarters, our cash flow in the terminalling segment increased by $138,000. Although particular quarter-over-quarter growth was not significant, our terminal cash flow growth year-over-year was $2.9 million, a growth of 20%. This growth was primarily attributable to our investment in various strategic organic growth opportunities, primarily at our existing terminal locations. Because some of these projects came online at various times in 2007, a full year of cash flow from all these projects is not reflected in 2007. As a result, we anticipate additional cash flow growth in this segment in 2008. We have also approved spending $50 million in our terminal segment in 2008. The largest project is a $25 million expansion of our natural gas liquids rail car unloading facility. This facility unloads natural gas liquids off of rail cars for the benefit of Enterprise Products’ polypropylene splitter at Mont Belvieu. This facility expansion should come online in the fourth quarter, as will the remainder of our terminal projects. We believe the investment multiple on these projects is in the range of 6 to 7 times.
In our natural gas services segment, cash flow adjusting for non-cash mark to market charges was $2.6 million in the fourth quarter, compared to $3.2 million in the third quarter. The decrease in cash flow was a result of increased SG&A expense in the third quarter. This increase in SG&A expense was the result of annual bonuses paid in the fourth quarter. For the year, cash flow adjusting for non-cash mark to market charges was $10.5 million, compared to $5.7 million in 2006, a growth of $4.8 million or 84%. Our Woodlawn acquisition, which we owned for eight months in 2007, accounted for $3.9 million of this cash flow growth. The balance of the increase in cash flow was a result of increased volumes and improved margins in our NGL distribution business.
Complementing our natural gas services cash flow is our distributions from unconsolidated entities, which is primarily from our 50% owned Waskom gas processing plant. For the fourth quarter, we had equity in earnings from these unconsolidated entities of $3.7 million, compared to $2.7 million in the third quarter. Our cash distributions for these entities were $2.9 million in the fourth quarter, compared to $2.2 million in the third quarter. For the year, our cash distributions for these entities were $12.8 million, compared to $9.3 million in 2006. So if we appropriately include in our NGL cash flow our distributions from unconsolidated entities, our cash flow increased $8.3 million, or 55%, from $15 million in 2006 to $23.3 million in 2007. The increases in cash distributions from our unconsolidated entities reflect our investment in the Waskom gas processing plant as we expanded our processing capacity from 150 million cubic feet per day to 250 million cubic feet per day. This expansion was completed in June, so we did not have the full impact of this expansion in 2007. Because of the timing of the completion, our average plant unit volume was only 229 million cubic feet per day in 2007. In January of 2008, our plant unit volume was 259 million cubic feet per day.
Our current contract mix at Waskom is 49% of liquids, 33% fee-based, 17% percent of proceeds and 1% KEPO. We currently have 77% of 2008 hedged, 48% of 2009 hedged and 17% of 2010 hedged. Currently including our hedge position, a dollar change in natural gas prices has a $500,000 impact to cash flow and a $10 change in crude oil has a $650,000 change in cash flow.
In our area of operations, which is Cass, Gregg, Harrison, Panola and Rusk Counties in East Texas and Katel Parish, Louisiana, we have seen successful horizontal drilling in the Cotton Valley formation. In

2005, there were 27 horizontal wells drilled, increasing to 37 in 2006, and 83 in 2007. There were 1700 gas well permits issued in 2005, increasing to 1893 in 2006, and almost 2,300 in 2007. Also Cotton Valley is being down spaced to 20 acres from 40 acres, which should be positive for increased production.
At Waskom, we will be doing a modest expansion from being able to process 250 million cubic feet per day to 265 million cubic feet per day, at a cost of $800,000. This will be completed in July of 2008. Also, we are expanding our ethane delivery system at Waskom from 3,750 barrels per day to 5,800 barrels per day by the fourth quarter 2008. Our 50% share of this cost is $2 million. The combination of these two investments should yield a cash flow return in the 4 to 5 multiple range. We are also evaluating expanding the Waskom plant to somewhere between 300 and 320 million cubic feet per day. We believe our economic study will show a strong return on this potential expansion, and, if approved, the expansion would become operational in the third quarter of 2009.
We have also been pleased with the results of our Woodlawn acquisition, which we closed on May 2, 2007. For the eight months, our cash flow from Woodlawn was $3.9 million, which annualizes to $5.8 million. Based on our investment of $32.6 million, this equates to a 5.6 multiple on this investment. So, based on our continuing positive developments in our NGL business, we anticipate continued growth in our cash flow in this segment in 2008.
Moving to our marine transportation segment, we had operating income of $2.1 million in the fourth quarter, compared to $1.8 million in the third quarter. Our cash flow for the quarter was $4.6 million, compared to $4.2 million in the third. We had a gain of $0.7 million in the fourth quarter which related to a sale of an older high maintenance inland vessel. For the year, we had cash flow in marine transportation excluding any gains on asset sales of $16.1 million in 2007, compared to $14.6 million in 2006, an increase of $1.5 million or 10%. We had a strong year on the inlet side of the marine transportation business as cash flow increased $3.9 million or 48% to $12 million. This was a result of tight market conditions on the inland side and also because we continue to place new equipment into service, which is able to command better day rates and is also able to work for more customers. Our customer base, primarily major oil companies, continue to require newer equipment to haul for them, so we are continuing to respond to that demand. We are being compensated for meeting those new equipment requests with higher pricing. We are spending approximately $50 million in gross capital expenditures over the next two years to meet these demands from our customers. We believe we are making this investment at an average of 5 to 6 times.
We have not performed as well on the offshore side of the business as our cash flow was $4.1 million in 2007, compared to $6.5 million in 2006. Two of our four offshore tows are older equipment that have to compete in the spot market. As a result, the cash flow from these two offshore vessels is inconsistent. We are exploring alternatives for these two vessels. A third tow is under a long-term arrangement with a major oil company and provides very strong and stable cash flow. The fourth offshore tow is primarily chartered by our general partner.
Looking to 2008, our marine transportation business is positioned for continued growth in cash flow as a result of our investment in new equipment, eliminating older, lower revenue producing equipment which has higher maintenance capital expenditures and a continued tightness in the marketplace which continues to support improved pricing.
Let me change gears here a little bit. If you had an opportunity to review our 10-K, you should have noticed that we have combined our Fertilizer and Sulfur Segments into one segment described as Sulfur Services. We felt this was appropriate, as our fertilizer products use sulfur as its primary feedstock.

Sulfur is in such tight supply and our chief operating decision-maker in this segment is now determining the direction of where to market our sulfur supply. In other words, his objective is to route our sulfur supply to its highest value by either shipping it to Tampa in the form of molten sulfur or shipping it overseas in the form of prill sulfur or sending it to one of our 6 fertilizer plants or sending it to our new sulfuric acid plant. Therefore, based on our improved business model relating to sulfur and its ultimate disposition, the combination of sulfur and fertilizer into one Sulfur Services Segment was done in the fourth quarter. For the fourth quarter, our Sulfur Services Segment had cash flow of $5.9 million, compared to third quarter cash flow of $2.6 million, an increase of $3.3 million. This increase was primarily provided by our sulfuric acid plants, which produced approximately 450 tons per day in the fourth quarter. About one-third of that production was used internally as raw material feed stock for our ammonium sulfate production. This allows us to get raw material acid supplies at a significant cost reduction compared to purchasing sulfuric acid on the open market. The balance of the production was sold to third parties on the open market. The cash flow generated by the sulfuric acid plant in the fourth quarter as a result of third party sales and as a result of consistently cheaper sulfuric acid supply for ammonium sulfate production was $2.6 million. Our investment including capitalized interest in this plant was $28.5 million. Annualizing the fourth quarter cash flow and comparing that to our investment implies a multiple of 2.7 times. Although this is currently a tremendous multiple, we believe this rate of cash flow is unsustainable in the long run because the cost of our primary raw material, which is sulfur, continues to increase and because we believe sulfuric acid pricing will retract at some point in time when commodity markets retreat. Currently the primary driver of increased acid pricing is copper and fertilizer prices. There is huge demand from both industries at this point in time for sulfuric acid and we still see this strength continuing through 2008. For the year, we had cash flow from Sulfur Services of $14.2 million in 2007, compared to $9.3 million in 2006, a growth of $4.9 million or 52%. This primarily was a result of having the sulfuric acid plant fully operational in the fourth quarter and also having strong commodity pricing throughout the year.
Looking forward to 2008, our Sulfur Services Segment should also show strong cash flow growth as a result of having the sulfuric acid plant operational for the full year and having a continuing strong commodity pricing environment for domestic sulfur sales, international sulfur sales and fertilizer and sulfuric acid sales.
Moving to unallocated SG&A costs, 2008 will be the first year our general partner will not be subject to a dollar cap on how much it can charge for SG&A services it provides to Martin Midstream Partners. As a result, our conflict committee has approved raising the overhead charge from $1.5 million in 2007 to $2.7 million in 2008, an increase of $1.2 million. This will be accounted for in our unallocated SG&A costs.
Now I would like to discuss our liquidity and capital resources. As most of you are aware, we exercised the remaining $75 million on our accordion feature in our credit facility on December 28, 2007. That increased our entire credit facility to $325 million. At December 31, 2007, we had $225 million drawn against it, so at December 31 we had liquidity to execute our $100 million growth plan in 2008. Our debt-to-total capitalization at year end remained a conservative 48%. Our interest rate for the first and second quarters will be LIBOR plus 200 basis points. We have hedged $195 million of our debt at an average LIBOR rate of 4.77%. Our remaining unhedged debt is priced at current LIBOR rates averaging 3.1% plus our 200 basis points. Our maintenance to capital expenditures for 2007 were $10.3 million, of which $3.7 million occurred in the fourth quarter. Our marine segment accounts for approximately 60% of these maintenance capital expenditures costs and the balance is generally spread evenly through our other 3 segments. Looking forward to 2008, we are forecasting approximately $12 million in maintenance capital expenditures in 2008. This number continues to increase slightly each year, primarily because we continue to grow our company through capital investment and also because of inflationary pressures in raw materials and labor, which are the primary components of our maintenance CapEx costs.

Now, I want to make sure all the analysts on this call that will be running financial models consider my next thought, as it is an important factor in calculating earnings per share and often is overlooked because of attention to distributable cash flow. We had depreciation and amortization expense of $6.9 million in the fourth quarter. Based upon our growth CapEx plan and our maintenance capital expenditures, I believe depreciation expense will increase approximately $600,000 per quarter in 2008, above the $6.9 million baseline established in the fourth quarter of 2007. Therefore, by the end of the year we should have a depreciation expense in the fourth quarter of 2008 of approximately $9.3 million.
In closing, we continue to be somewhat disappointed that we are trading at a yield of over 8% given our strong company fundamentals. We have grown our cash distributions for the fifth consecutive quarter. Our year-over-year distribution growth rate for 2007 was 13%, slightly higher than our 2006 distribution growth rate of 11%. We also believe based on current market conditions and our continued organic growth capital expenditure program, the growth in our cash distributions should continue to increase over time. We realize that yields in the MLP space have grown to an average of 7.1% in the last few months based on dislocations in the market, but we don’t understand why we traded at an over 8% yield or over 1% premium to the average MLP yield since we have been a very consistent performer over the last two years, both in terms of growth in cash flow and growth in cash distributions. We also maintain a strong distribution coverage of 1.2 times which is better than the MLP universe. Although we remain disappointed in our unit price, we remain focused on growing the company and continue to focus on growing cash flow for our unit holders.
Now I’d like to turn the floor over to Anthony, our operator, and we will entertain any questions you might have.
Operator
Thank you. [Operator Instructions] One moment as we poll for questions. Our first question comes from the line of Darren Horowitz of Raymond James. Please proceed with your question.
Darren Horowitz of Raymond James
Good morning, guys.
Unidentified Member of Management
Good morning.
Darren Horowitz of Raymond James
Bob, my first question for you on the sulfur side, when you’re looking at sulfur services and obviously it’s tied to refinery capacity, but margins are toning up nicely, costs have stabilized and you look at your CapEx for the forward year, do you think about maybe adding some more sulfuric acid plants to the mix?
Robert Bondurant — Martin Midstream Partners — CFO
We’re evaluating the situation now. Like everything, you want to be careful and not overbuild in any fast commodity run-up, but we’re evaluating the situation and whether or not that is a potential in the future. Where it’s located with our fertilizer plants isn’t an issue as we have adequate supply in that particular area and the question would be the location for both supply and marketing of the product back out. Now, our parent company, Martin Resource Management Corp., the general partner, has approved an allocation of money to build a plant so we can start at least marketing and looking at it. Now, whether it goes into the private company or the public company, we don’t know yet. You have to remember sulfuric acid is a non-qualifying commodity and the reason that it works in our MLP is because of the main purpose of the plant in West Texas is to provide raw material supply to our fertilizer plant. So, as a flow-through, it is basically a reduction in our cost of manufacturing raw materials, cost of goods sold out there, so it doesn’t affect our qualifying as much as if we had a merchant stand alone sulfuric acid plant. So we have to be very careful about how that particular commodity is treated within the total company.
Darren Horowitz of Raymond James
Okay. As it relates to the economics, is it still like the past where it might be about a 2 year build and a 4 to 6 times multiple?
Robert Bondurant — Martin Midstream Partners — CFO
Yes.
Darren Horowitz of Raymond James
Okay. Switching gears over to Waskom, which looks to be performing very well, ahead of expectations, as you mentioned in your prepared remarks and you look to expand the capacity to 265 MMCF a day in July and then maybe even beyond that further, can you give us a sense for how quickly you think once that capacity is expanded in July, how quickly you think inlet volumes can ramp up to peak level capacity, i.e. is it a situation where demand is out pacing supply and as a result you add the incremental capacity, will it automatically be filled up?
Ruben Martin — Martin Midstream Partners — CEO
Yeah. This is Ruben. It basically would be filled up immediately. The gas is there. They’re starting the horizontal drilling in the areas, so there is a rapid ramp-up of natural gas coming on in the area and it’s a question of being able to process the gas, bypassing and blending the gas or going on down the lines without it. So the plant would be immediately filled.
Darren Horowitz of Raymond James
Ruben, with all that capital being spent with those directional wells do you think 320 MMCF, if the further expansion for Waskom in 2009 is going to be initiated, is that going to be enough? It sounds like, in that area alone, you could use another plant or two plants.
Ruben Martin — Martin Midstream Partners — CEO
That’s probably the case, but there are some other companies that are looking at other plants in the area to try to fill the void. You have to be careful. You do not want to overbuild capacity on a gas plant for obvious reasons. And so it’s a continuous evaluation and an economic evaluation because like anything, we can de-bottleneck and do some small things at very good economics. When you start talking about a major expansion, it may take it up another 50, 100 million a day, then you start talking about dollars that you have to be very careful of and make sure that you will have the supply for the long term. So it’s a constant evaluation. Right now we’re just trying to de-bottleneck, do the little things that can slowly increase the capacity of the plant.
Darren Horowitz of Raymond James
Sure. Thanks, guys. Keep up the good work.
Operator
Our next question comes from the line of Ron Londe with Wachovia Securities.
Ron Londe with Wachovia Securities
Ruben, maybe you can give us some insight. In the last month or so Tipco has made some major acquisitions in the barge and push boat area down there where you operate and I’m sure can see certain levels with them. Can you give us an idea of where you think the market’s going, how you think that will affect pricing in your general business?
Ruben Martin — Martin Midstream Partners — CEO
Well, we’re thinking that pricing with Tipco Operating, it should potentially push things up. We think, again, it’s kind of a consolidation in the market. I think that there were a lot of strategic reasons on why they purchased the Senac barges. But right now as we see it, the market is tight. It’s continued tight. We see this as a further, you know, consolidation — not really a consolidation, but more of a major company coming in for other reasons than just marine business and we do see it as a tightening in the market.
Ron Londe with Wachovia Securities
From the standpoint of your processing in hedges, you went kind of really fast through that. Could you go through that again?
Ruben Martin — Martin Midstream Partners — CEO
Yeah. We have roughly 77% hedged in 2008, just to give you an idea. We have a table in our 10-K, but I have the numbers here. Our gas price for 2008 is hedged at $8.12 and in 2009 over $9. We’ve hedged crude oil against some of our products and we have 8,000 barrels per month hedged at an average price in 2008 of $67.91. Obviously, those hedges were put on a long time ago. That’s why we have some of the volatility in earnings, these non-cash mark to market charges as these hedges didn’t qualify for hedge accounting with crude at $100, that’s what’s impacting our earnings per share, but not our distributable cash flow. Our natural gasoline that we’ve hedged is about $2.05 a gallon in 2008 and we have some other smaller hedges on as well. I would direct you to our 10-K and there’s a nice table laying out all those hedges.
Ron Londe with Wachovia Securities
Okay. That’s all I have for now.
Ruben Martin — Martin Midstream Partners — CEO
Okay. Thanks, Ron.
Operator
There are no questions in the queue at this time. [Operator Instructions] We have a follow-up question from Ron Londe, Wachovia Securities. Please proceed with your question.
Ron Londe with Wachovia Securities
Can you give us an update on the Perryville gas storage facility that the GP has under construction?
Unidentified Member of Management
It’s at Arcadia. It’s close to Perryville, but it’s at Arcadia, Louisiana. We are proceeding. We debrined several of our wells up there and it actually has gas flowing in and out and is being utilized at this time and we have started washing out wells now for the actual storage. Basically we have a phase 1, which is about 1 BCF and then a phase 2, which we’ve started washing, about 7 BCF. It takes a while to wash, so we’re still a couple years away from actual total volumes. But we have started operation and the surface equipment is in place and basically the storage itself is about 85% contracted up at this time.
Ron Londe with Wachovia Securities
Is that the storage for the phase 3?

Unidentified Member of Management
Phase 1 and 2.
Ron Londe with Wachovia Securities
1 and 2.
Unidentified Member of Management
Yeah.
Ron Londe with Wachovia Securities
Okay. How large is the total storage capacity going to be?
Unidentified Member of Management
Phase 1 is about 1 B, phase 2 is about 7 B and phase 3 is about 7 B, so I think the total is 15 to 16 B or so.
Ron Londe with Wachovia Securities
When do you think you’ll have all 3 on, up and running?
Unidentified Member of Management
Phase 2 will be completed in early 2010 and phase 3 will be later than that, probably 2012.
Ron Londe with Wachovia Securities
Okay. That’s all I have. Thanks.
Unidentified Member of Management
All right.
Unidentified Member of Management
Just to make clear to everybody on the phone, that project is being developed at the general partner, the private company, and will be — I’ll just leave it at that. That’s where it’s currently developed. Obviously it has a long lead time to develop and we felt it was prudent to develop it at that level. Anthony, any more questions?
Operator
We have one more question from John Tysseland with CitiGroup. Please proceed with your question.
John Tysseland with CitiGroup
Hi, guys. Good morning.
Unidentified Member of Management
Hey.
John Tysseland with CitiGroup
Real quick, I know you kind of briefly touched on this, but your liquidity position on the debt side and if you were to go back out into the market and try and expand that facility or, you know, look for additional debt for any type of transactions, what do you think—has the cost changed significantly over and above what you currently have or how is that market right now?

Unidentified Member of Management
Well, the market conditions, if we went out now, I think what we’re seeing in deals that are going out, pricing has increased. We were in a position, though, before all the credit crises started to happen, our pricing was probably above our peers and we were in fact going in to reduce that pricing. But then the credit crisis happened and we weren’t able — we didn’t go on a road show or anything. But it softened up where we couldn’t reduce our pricing. So I think where we are now is kind of where everybody is, kind of trading up to our peers. So I think we’re kind of, we believe, in the range of where we need to be. If you went out for a big deal, pricing might be up 25 basis points, maybe is what I’m seeing, but I think we’re generally in a good position. The credit markets aren’t good. I think everybody knows that. But fortunately we are in a position to execute our growth plan and not fully tap out our liquidity by the end of the year.
John Tysseland with CitiGroup
So what was your liquidity for this year?
Unidentified Member of Management
At the end of the year we had borrowed $225 million, our facility is $325 million, so we have $100 million of capacity in 2008 and that is our growth CapEx plan.
John Tysseland with CitiGroup
Right around $100 million?
Unidentified Member of Management
Correct.
John Tysseland with CitiGroup
If you look at the potential acquisitions out there, I mean, have you, everybody asks this question on calls, but have you seen some deals kind of the pricing come down a little bit, as especially some of these smaller deals in kind of one off area that you guys tend to operate in? Have you seen pricing come down?
Unidentified Member of Management
Pricing on general deals that everybody gets a look at, I don’t think we have. Deals where, you know, niche deals that are below the radar screen like the Woodlawn acquisition we executed, we’re still seeing opportunity there and I think that’s what we’ve always said is our niche business, to identify those opportunities. We have not seen a big reduction in pricing as multiples on anything of any size out there. But I think in the long run we still believe it will happen, but we haven’t seen it yet.
John Tysseland with CitiGroup
So is it safe to say that right now you’re looking at predominantly executing the organic growth opportunities that you have and more or less patient on some of the other stuff until pricing might come down?
Unidentified Member of Management
Yeah. Exactly. I think that we have to execute that. We are looking at some things. We’ve thrown in some bids here and there. We just don’t know whether or not they’re going to come down to our levels or not. We’re not going to reach out and overpay by any stretch. But we’re actively out there.
John Tysseland with CitiGroup
Okay. Thanks a lot. Appreciate it.

Unidentified Member of Management
Thank you.
Operator
We have a question coming from the line of Sean Wells, RBC Capital Markets. Please proceed with your question.
Sean Wells, RBC Capital Markets
Good morning, guys.
Unidentified Member of Management
Hey, Sean.
Sean Wells, RBC Capital Markets
Yeah. I was wondering about your CapEx budget for 2008. I think you mentioned that you were expecting to spend around $100 million. And I think I missed — I know I missed some of the call, but you were going through what you expected to spend for the different segments and I was wondering if you could break that down again.
Unidentified Member of Management
Yeah. We’re spending $50 million in the terminalling business, of which $25 million of that was that unloading facility that benefits Enterprise. In our natural gas services business we’re about $5 million. And I’m flipping through my notes here. Marine is the big balance of about $30 million this year and then they’ll have a carryover to next year of another $25 million. And then we have just some minor things in sulfur and some other areas. But those are the big chunks.
Sean Wells, RBC Capital Markets
Now, does that $100 million for 2008 include maintenance capital expense?
Unidentified Member of Management
No. But that comes out of our distributable cash flow. That is pure growth. Our maintenance would be on top of that $12 million.
Sean Wells, RBC Capital Markets
Okay. That’s all I had. Thanks, guys.
Unidentified Member of Management
Thank you, Sean.
Operator
There are no more questions in the queue at this time. I would like to turn the floor back over to the manager for closing comments.
Robert Bondurant — Martin Midstream Partners — CFO
Thank you, Anthony. We appreciate everybody’s participation on the call today. It was a good call, enlightening hopefully. We feel very strong about 2008, very pleased with all the organic projects that are coming on line and have come online. As I said in my prepared statements, we will continue to remain focused on growing our cash flow and our cash distributions. We appreciate your participation. Thank you.

Operator
This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.